Exhibit 99

Dillard’s, Inc. Reports First Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 14, 2010--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended May 1, 2010. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statement regarding forward-looking information included below under “Forward-Looking Information.”

Highlights of the 13 weeks ended May 1, 2010 included:

  Net income of $48.8 million, or $0.68 per share, compared to prior year net income of $7.7 million, or $0.10 per share. (See further discussion of Net income below.)
  A comparable store sales increase of 2% for the quarter.
  Improved merchandise gross margin performance of 300 basis points of sales compared to the prior year first quarter.
  Operating expense savings of $20.7 million, an improvement of 100 basis points of sales to 27.1% from 28.1% for the prior year first quarter.
  Cash flow from operations of $80.3 million compared to $42.4 million for the prior year first quarter.
  Repurchase of approximately $105 million (4.2 million shares) of Class A Common Stock under the Company’s $200 million share repurchase program.
  An ending cash position of $305.3 million at May 1, 2010 with no short term borrowings outstanding under the Company’s $1.2 billion revolving credit facility.
  Comparable store inventory decline of 12% compared to the prior year first quarter.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “We are encouraged by our solid first quarter performance as we report good results in our key operational areas including inventory management and cost control. Notably, we achieved strong cash flow which enabled us to confidently execute our share repurchase program, underscoring our commitment to our shareholders and to the Company.”

Net Income

Net income for the 13 weeks ended May 1, 2010 was $48.8 million, or $0.68 per share, compared to net income for the 13 weeks ended May 2, 2009 of $7.7 million, or $0.10 per share. Included in net income for the 13 weeks ended May 1, 2010 are non-cash pretax asset impairment and store closing charges of $2.2 million ($1.4 million after tax or $0.02 per share).

Included in net income for the 13 weeks ended May 2, 2009 is a pretax gain of $1.5 million ($0.9 million after tax or $0.01 per share) on the early extinguishment of debt related to the repurchase of certain unsecured notes.

Net Sales/Total Revenues

Net sales for the 13 weeks ended May 1, 2010 were $1.454 billion compared to net sales for the 13 weeks ended May 2, 2009 of $1.474 billion. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales, excluding CDI, for the 13-week period ended May 1, 2010 were $1.429 billion, increasing 1% compared to $1.415 billion for the 13-week period ended May 2, 2009. Merchandise sales in comparable stores increased 2% for the 13-week period ended May 1, 2010.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved approximately 300 basis points of sales during the 13 weeks ended May 1, 2010 compared to the 13 weeks ended May 2, 2009 as a result of the Company’s improvements in inventory management and resulting decrease in markdown activity. These improvements include notable changes to the cadence of merchandise receipts to shorten the time span between receipt of product and point of sale. The Company will continue to emphasize these shorter cycle times throughout the fiscal year in its continuing effort to reduce markdown risk and keep customers engaged with a more continuous flow of fresh merchandise selections. Inventory in comparable stores declined 12% at May 1, 2010 compared to May 2, 2009.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses (“operating expenses”) declined $20.7 million for the 13 weeks ended May 1, 2010, improving 100 basis points of sales to 27.1% for the 13 weeks ended May 1, 2010 from 28.1% for the 13 weeks ended May 2, 2009. The improvement is primarily the result of the Company’s cost control measures combined with store closures. Notable areas of reduction during the first quarter of 2010 were payroll and advertising expenses.

Share Repurchase

During the 13 weeks ended May 1, 2010, Dillard’s repurchased approximately $105 million Class A Common Stock (4.2 million shares) under the Company’s $200 million share repurchase program. At May 1, 2010, approximately $77.6 million share repurchase authorization remained under the program.

Credit Facility

As of May 1, 2010, there were no short-term borrowings outstanding under the Company’s $1.2 billion revolving credit facility. The credit agreement expires on December 12, 2012, and there are no financial covenants under this facility provided its availability exceeds $100 million. Letters of credit totaling $89.2 million were outstanding under the revolving credit facility as of May 1, 2010.

Store Information

During the 13 weeks ended May 1, 2010, Dillard’s opened the following new locations:

Center	City	Square Feet
The Village at Fairview	Fairview, Texas	155,000
The Domain	Austin, Texas	200,000

Dillard’s has announced the upcoming closure of its Helena, Montana store (65,000 square feet). The store is expected to close during the second quarter. Dillard’s remains committed to closing underperforming stores where appropriate.

At May 1, 2010, the Company operated 299 Dillard’s locations and 12 clearance centers spanning 29 states and an Internet store at www.dillards.com.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)

	13-Week Period Ended

	May 1, 2010		May 2, 2009

		% of			% of
	Amount	Net Sales	Amount		Net Sales

Net sales	$1,453.6	-	$	$ 1,473.9	-
Total revenues	1,482.7	102.0%		1,505.3	102.1%
Cost of sales	914.3	62.9		979.6	66.5
Advertising, selling, administrative and general expenses	393.6	27.1		414.3	28.1
Depreciation and amortization	63.7	4.4		65.5	4.4
Rentals	13.0	0.9		14.5	1.0
Interest and debt expense, net	18.9	1.3		18.4	1.2
Gain on disposal of assets	(0.1)	0.0		(0.1)	0.0
Asset impairment and store closing charges	2.2	0.1		-	0.0
Income before income taxes and equity in losses of joint ventures	77.1	5.3		13.1	0.9
Income taxes	27.3			4.6
Equity in losses of joint ventures	(1.0)	(0.0)		(0.8)	(0.1)
Net income	$48.8	3.4%		$7.7	0.5%

Basic and diluted income per share	$0.68			$0.10
Basic weighted average shares	72.3			73.6
Diluted weighted average shares	72.3			73.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)

	May 1,	May 2,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$305.3	$102.7
Accounts receivable, net	55.1	70.4
Merchandise inventories	1,453.6	1,647.1
Federal income tax receivable	0.1	74.4
Other current assets	41.5	36.8
Total current assets	1,855.6	1,931.4

Property and equipment, net	2,717.9	2,918.5
Other assets	73.5	83.2

Total Assets	$4,647.0	$4,933.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$793.4	$849.3
Current portion of long-term debt and capital leases	3.5	27.3
Other short-term borrowings	-	175.0
Federal and state income taxes including current deferred taxes	80.1	55.7
Total current liabilities	877.0	1,107.3

Long-term debt and capital leases	769.1	776.0
Other liabilities	213.5	221.7
Deferred income taxes	339.7	370.6
Subordinated debentures	200.0	200.0
Stockholders' equity	2,247.7	2,257.5

Total Liabilities and Stockholders' Equity	$4,647.0	$4,933.1

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (In Millions)
	13-Week Period Ended
	May 1, 2010	May 2, 2009
Operating activities:
Net income	$48.8	$7.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	64.2	66.0
Gain on repurchase of debt	-	(1.5)
Gain on disposal of property and equipment	(0.1)	(0.1)
Asset impairment and store closing charges	2.2	-
Changes in operating assets and liabilities:
Decrease in accounts receivable	8.1	17.6
Increase in merchandise inventories	(152.9)	(272.7)
Decrease in federal income tax receivable	0.1	-
Decrease in other current assets	2.2	16.3
Decrease in other assets	2.1	2.4
Increase in trade accounts payable and accrued expenses and other liabilities	124.6	202.2
(Decrease) increase in income taxes payable	(19.0)	4.5
Net cash provided by operating activities	80.3	42.4
Investing activities:
Purchase of property and equipment	(8.4)	(4.8)
Proceeds from disposal of property and equipment	0.1	0.5
Net cash used in investing activities	(8.3)	(4.3)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(0.8)	(4.3)
Cash dividends paid	(3.0)	(2.9)
Purchase of treasury stock	(105.0)	-
Proceeds from stock issuance	0.4	-
Decrease in short-term borrowings	-	(25.0)
Net cash used in financing activities	(108.4)	(32.2)
(Decrease) increase in cash and cash equivalents	(36.4)	5.9
Cash and cash equivalents, beginning of period	$341.7	96.8
Cash and cash equivalents, end of period	$305.3	$102.7
Non-cash transactions:
Accrued capital expenditures	$1.4	$5.0
Stock awards	1.8	1.3

Other Information
(In Millions)

	May 1,	May 2,
	2010	2009

Square footage	53.8	54.2

Estimates for 2010

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 29, 2011 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	In millions
	2010 Estimated	2009 Actual
Depreciation and amortization	$254	263
Rentals	53	58
Interest and debt expense, net	74	74
Capital expenditures	100	75

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended January 30, 2010 contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965